Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Steven Sipowicz

Cascade Microtech, Inc.

(503) 601-1000

Cascade Microtech Announces Appointment of interim Executive Vice President

Company reaffirms revenue guidance for Fourth Quarter ending December 31, 2009

BEAVERTON, Ore.—December 28, 2009—Cascade Microtech, Inc. (NASDAQ:CSCD - News) today announced Mr. Steve Harris, Vice President of Engineering, has been given the additional appointment as interim Executive Vice President effective December 21, 2009, for the transition period until a new CEO is appointed. Dr. F. Paul Carlson, Chairman and interim President and CEO said, “This is an important appointment ensuring continuity and growth while the Company is searching for a new President and CEO.”

“The Company is currently progressing well and, as we come out of this recession, there is much to do and sustain,” said Dr. Carlson. “Steve Harris will ensure that management processes and goals are followed to support and lead the activities of the solid executive management team already in place.”

Steve Harris joined Cascade Microtech in January 2009 after having spent nearly five years as vice president of research, development and engineering at Electro Scientific Industries, Inc. When Mr. Harris joined ESI in November 1997, he first led the Central Engineering group and later served as General Manager of the Semiconductor Link Processing business unit. Prior to joining ESI, he was employed at Tektronix, where he began his career and spent thirteen years in a variety of product development and engineering management positions. Mr. Harris holds a BSEE from the University of Idaho.

The Company is also reaffirming its revenue guidance for the fourth quarter ending December 31, 2009 at $14 million to $16 million which is the same as the guidance provided on October 27, 2009.

Forward-Looking Statements

The statements in this release, in particular the comments of Mr. Carlson and the reaffirmation of revenue guidance for the fourth quarter ending December 31, 2009, are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. Such statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMS, biological structures, LED devices and more. Cascade Microtech’s leading-edge semiconductor production test products include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.